Exhibit 5

August 7, 2019

Ameren Corporation

1901 Chouteau Avenue

St. Louis, Missouri 63103

Ladies and Gentlemen:

I am Senior Corporate Counsel of Ameren Services Company, a subsidiary of Ameren Corporation, a Missouri corporation (the “Company”). The Company has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-3 (Registration No. 333-222108) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of an indeterminate amount of securities, which became effective on December 15, 2017.

In connection with the offering of 7,549,205 shares of common stock, $.01 par value (“Common Stock”), by the Company pursuant to the Registration Statement, I, or attorneys under my supervision, have reviewed originals (or copies certified or otherwise identified to my satisfaction) of (1) the Registration Statement; (2) a prospectus dated December 15, 2017 (the “Base Prospectus”) forming a part of the Registration Statement, as supplemented by a prospectus supplement dated August 5, 2019 (the “Prospectus Supplement”), both such Base Prospectus and Prospectus Supplement filed pursuant to Rule 424 under the Securities Act; (3) the Company’s Restated Articles of Incorporation, as amended, and By-Laws, as amended, each as in effect on the date hereof; (4) the Underwriting Agreement, dated August 5, 2019 (the “Underwriting Agreement”), by and among the Company, Goldman Sachs & Co. LLC, as the underwriter, Goldman Sachs & Co. LLC, as the forward seller, and Goldman Sachs & Co. LLC, as the forward purchaser (the “Forward Purchaser”); (5) the Forward Sale Agreement, dated August 5, 2019, by and between the Company and the Forward Purchaser; and (6) corporate and other documents, records and papers and certificates of public officials. In addition, I have discussed and conferred with officers and employees of the Company and its subsidiaries and reviewed such other documents and materials as I, or attorneys under my supervision, have deemed necessary or appropriate for purposes of this opinion. In connection with such review, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the conformity to the originals of the documents submitted to me as certified or photostatic copies, the authenticity of the originals of such documents and all documents submitted to me as originals and the correctness of all statements of fact contained in such original documents.

On the basis of such review, I am of the opinion that any shares of Common Stock that may be issued and delivered to the Forward Purchaser by the Company pursuant to the Forward Sale Agreement, when issued and delivered by the Company against payment of the consideration set forth therein, will be validly issued, fully paid and non-assessable.

This opinion is limited to the laws of the State of Missouri.

I hereby consent to the reference to me under the heading “Legal Matters” in the Prospectus Supplement, to the references to me in the Registration Statement, and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed on or about the date hereof, which will be incorporated by reference in the Registration Statement. In giving the foregoing consents, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Craig W. Stensland Craig W. Stensland Senior Corporate Counsel Ameren Services Company

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